EXHIBIT 10.119
SELECT MEDICAL HOLDINGS CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE 2005 EQUITY INCENTIVE PLAN
     This Restricted Stock Award Agreement (this “Agreement”) is made as of __________________ (the “Grant Date”), between Select Medical Holdings Corporation, a Delaware corporation (the “Company”), and __________________, an individual (the “Participant”).
     WHEREAS, the Company has adopted the 2005 Equity Incentive Plan, amended and restated as of August 12, 2009 (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;
     WHEREAS, the Company or a Subsidiary thereof has retained the Participant to provide valuable services to the Company or its Subsidiaries;
     WHEREAS, in order to provide an incentive to the Participant in respect of the Participant’s employment with the Company or its Subsidiaries, the Company has approved and authorized the issuance of certain shares of the Common Stock of the Company, par value $.001 per share (the “Stock”), to the Participant, subject to the terms of the Plan and this Agreement; and
     WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
     NOW, THEREFORE, in consideration of the services to be rendered by the Participant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.
     1. Award of Restricted Stock. The Company hereby awards and issues to the Participant, effective as of the Grant Date, _________ shares of Stock (the “Restricted Stock”).
     2. Vesting. Subject to Section 4 below and the other provisions of this Agreement, all of the shares of Restricted Stock shall vest on _____________________, the fourth anniversary of the Grant Date (the “Vesting Date”). The period beginning on the date hereof through and including the Vesting Date shall be referred to herein as the “Restricted Period”.
     3. Transferability. Shares of Restricted Stock which have not vested may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances during the Restricted Period, except that such shares may be transferred to a Permitted Transferee who agrees in writing (in a form satisfactory to the Company and its counsel) to be bound by this Agreement to the same extent as the Participant. The Restricted Stock shall not be subject to execution, attachment or similar process during the Restricted Period. Upon any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock during the Restricted Period contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Restricted Stock during the Restricted Period, the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding.
     4. Forfeiture of Restricted Stock. The Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding upon the termination of the Participant’s full-time employment with the Company or its Subsidiaries prior to the Vesting Date for any reason other than an Exception Event (as hereinafter defined). For purposes hereof, an “Exception Event” shall arise if the Participant dies, becomes Disabled (as defined in the Plan) or is terminated following the occurrence of a Change of Control (as defined in the Plan). If an Exception Event occurs prior to the Vesting Date, a pro rata share of the Restricted Stock (based on the date of the Exception Event) will vest. For example, if the Participant dies on the second anniversary of the Grant Date, then one half of the Restricted Stock will vest in favor of the Participant’s estate and the other one half of the Restricted Stock will be forfeited to the Company and cease to be outstanding. The Participant acknowledges that neither the Participant nor the Participant’s estate will have any claim whatsoever against the Company or any Subsidiary related to any forfeiture of the Restricted Stock.
     5. Certain Tax Matters. The Participant expressly acknowledges that vesting of the Restricted Stock, and the future payment of dividends with respect to the Restricted Stock, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant’s promptly paying to the Company in cash, or by the delivery of shares of the Restricted Stock acquired hereunder, all taxes required to be withheld in connection with such vesting or payment. If vesting occurs as the result of an Exception Event, then the Company may, without the consent of the Participant or the Participant’s estate, use some of the Participant’s shares acquired hereunder to satisfy the Participant’s tax withholding obligations.
     6. Plan Governing. The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
     7. Miscellaneous. This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

SELECT MEDICAL HOLDINGS CORPORATION		The Participant:

By:

Robert A. Ortenzio,
Chief Executive Officer